Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Eloxx Pharmaceuticals, Inc. dated April 9, 2018 and to the incorporation by reference therein of our report dated March 16, 2018 with respect to the consolidated financial statements of Eloxx Pharmaceuticals Inc. for the year ended December 31, 2017, included in its Annual Report on Form 10-K of Eloxx Pharmaceuticals, Inc. dated March 16, 2018, filed with the Securities and Exchange Commission.

Tel Aviv, Israel	/s/KOST FORER GABBAY & KASIERER
April 9, 2018	A member of Ernst & Young Global